EX-99.B11

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus    and
Statement     of Additional Information constituting parts of this    Post-
Effective Amendment No. 34 to the registration     statement on Form N-1A
   (the "Registration Statement")     of our report dated    December 2,
1996     relating to the financial statements and financial highlights appearing in the October 31, 1996 Annual Report to Shareholders of Vanguard
Preferred Stock Fund   , which are also incorporated by reference into the
Registration Statement.     We also consent to the references to us under
the headings "Financial Highlights" and "General Information" in the
Prospectus and    under the heading     "Financial Statements" in the
Statement of Additional Information.

PRICE WATERHOUSE LLP

Philadelphia, PA
   February 13, 1997

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